  The following pages contain the Financial Statement Schedules as specified by
                         12(a) of Part IV of Form 10-K.

                                  EXHIBIT 12(A)
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  SALTON, INC.

                                                               YEAR ENDED
(THOUSANDS, EXCEPT RATIOS)               2004          2003         2002        2001        2000
-----------------------------------    ---------     --------     --------   ---------    --------
Fixed Charges

 Interest and amortization of debt
 issuance costs on all indebtedness    $  40,192     $ 41,008     $ 43,357   $  39,043    $ 31,102
 Add interest element implicit in
 rentals                                   3,557        3,807        3,040       3,724       1,923
                                       ---------     --------     --------   ---------    --------
   Total fixed charges                 $  43,749     $ 44,815     $ 46,397   $  42,767    $ 33,025
Income
 Income before income taxes            $(107,516)    $ 10,916     $ 44,541   $  73,846    $146,903
 Add fixed charges                        43,749       44,815       46,397      42,767      33,025
                                       ---------     --------     --------   ---------    --------
 Income before fixed charges and
 income tax                            $ (63,767)    $ 55,731     $ 90,938   $ 116,613    $179,928
                                       =========     ========     ========   =========    ========
Ratio of earnings to fixed charges         (1.46)        1.24         1.96        2.73        5.45
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                                      F-45